EXHIBIT 2.2

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

          This First Amendment to Purchase and Sale Agreement (the “Amendment”), made and entered into effective as of May 31, 2002, is by and among The University of Chicago Hospitals, an Illinois not-for-profit corporation (“UCH”), Louis A. Weiss Memorial Hospital, an Illinois not-for-profit corporation (“Seller”), Vanguard Health Financial Company, Inc., a Tennessee corporation (“VHFC”), VHS Acquisition Subsidiary Number 3, Inc., a Delaware corporation (“Buyer”), and Vanguard Health Systems, Inc., a Delaware corporation (“Vanguard”).

RECITALS:

          Whereas, the Parties entered into a Purchase and Sale Agreement dated as of April 23, 2002 (the “Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, substantially all of Seller’s assets used in the conduct of the Hospital Businesses; and

          Whereas, the Parties desire to amend the Agreement.

          Now, Therefore, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties, intending to be legally bound (subject only to Court Approval as provided herein), amend the Agreement as follows:

AGREEMENT:

          1.        HLS Investment and the MRI Joint Venture.   The HLS Investment and the MRI Joint Venture are Excluded Assets, and the Purchase Price shall be adjusted by deducting $2,210,000.

          2.        Supplemental Schedules.  Pursuant to Section 17.1, the Schedules are amended by adding the additional information described on the supplemental Schedules attached to this Amendment.

          3.        Closing Date.  The Closing shall occur on June 3, 2002, effective on and as of 12:01 A.M., June 1, 2002.

          4.        MRI Joint Venture.  A new Section 12.6 is added as follows:

MRI Joint Venture.  Within 60 days after Closing, Seller shall give notice of its withdrawal from the MRI Joint Venture and shall withdraw from the MRI Joint Venture in accordance with the terms governing the same.  So long as Seller gives such notice and proceeds with reasonable diligence to consummate the withdrawal, Seller’s continued ownership of the interest in the MRI Joint Venture shall be permitted under Section 12.2.

          5.        Certain Accounts Receivable.  On the Interim Closing Balance Sheet, the gross Accounts Receivable from Ravenswood Physicians Association (“RPA”) is $1,330,483, and the net Accounts Receivable from RPA is $508,006.  At Closing, the Net Working Capital will include the net Accounts Receivable from RPA of $508,006.  As part of the Purchase Price Adjustment required by Section 2.5(c), the Parties shall determine the net Accounts Receivable from RPA on the Closing Balance Sheet, taking into account payments received after the date of the Interim Closing Balance Sheet, in the same manner the net Accounts Receivable from RPA were determined as of the date of the Interim Closing Balance Sheet.  Seller may participate in Buyer’s efforts to collect the Accounts Receivable from RPA.  If by December 31, 2002, Buyer has not collected an amount equal to or greater than the value of the net Accounts Receivable from RPA determined from the Closing Balance Sheet, Seller shall purchase from Buyer and Buyer shall sell to Seller the Accounts Receivable from RPA not so collected for a purchase price equal to the difference between the value of the net Accounts Receivable from RPA on the Closing Balance Sheet and the amount collected by Buyer from and after Closing in respect of such Accounts Receivable.

          6.        Miscellaneous.  Except as expressly amended by this Amendment, the Agreement shall be and remain in full force and effect without change.  All capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.  From and after the date of this Amendment, this Amendment shall be incorporated into and constitute a part of the Agreement as fully and completely as though originally a part thereof, and references in this Amendment or the Agreement to the “Agreement” shall mean the Agreement as amended hereby.

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          In Witness Whereof, the Parties have caused this Amendment to be executed in multiple originals by their duly authorized officers as of the date set forth on the first page hereof.

The University of Chicago Hospitals

By: /s/ Michael C. Riordan
 Title: President

Louis A. Weiss Memorial Hospital

By: /s/ Edward Cucci
 Title: President

Vanguard Health Financial Company, Inc.

By: /s/ R.E. Galloway
 Title: Sr. Vice President

VHS Acquisition Subsidiary Number 3, Inc.

By: /s/ R.E. Galloway
 Title: Sr. Vice President

Vanguard Health Systems, Inc.

By: /s/ R.E. Galloway
 Title: Sr. Vice President